Exhibit (a)(1)(I)

FORM OF COMMUNICATION TO ELIGIBLE EMPLOYEES PARTICIPATING IN THE
STOCK OPTION EXCHANGE PROGRAM
CONFIRMING RECEIPT OF ELECTION FORM

Date:	[ ], 2009
To:	[Insert name of participating eligible employee]
From:	[Insert name], [Insert title]
Subject:	Confirmation of Receipt of Election Form (Paper Form)

This message confirms that we have received your election submitted in paper form.  If your election form was properly completed, and all eligibility requirements are met, we will accept your eligible options elected for exchange, subject to the terms and conditions set forth in the Offer to Exchange, filed with the Securities and Exchange Commission on October 5, 2009 and delivered to you via email on October 5, 2009.

Unless you withdraw your tendered eligible options by providing us: (i) a properly completed new election form (submitted electronically through the Stock Option Exchange Program website at https://igt.optionelection.com); (ii) a properly completed new election form in paper form bearing a later date than your earlier election form; or (iii) a properly completed notice of withdrawal bearing a later date than any of your previous submitted election forms, before 5:00 p.m., Pacific Time, on November 3, 2009 (or such later date as may apply if the Exchange Offer is extended), we will cancel all eligible options that you have properly surrendered for exchange.

If you have any questions, please contact IGT’s Stock Plan Administration Group by email at option.exchange@IGT.com.